EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "**Agreement**") made and effective this 1st day of June, 2006 (the "**Effective Date**") by and between Water Bank of America Inc.(the "**Company**") and Robert P. Pelletier ("**Executive**").

In consideration of the mutual agreements of the parties contained herein, the Company and Executive hereby agree as follows:

1. **Employment; Term**.

1.1 Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs Executive and Executive accepts employment and agrees to be employed by the Company for a period commencing on the Effective Date and ending on the last day of the "Term" (as defined in Section 1.2 below) unless Executive's employment is earlier terminated in accordance with this Agreement.

1.2 Term. For purposes of this Agreement, the "**Term**" shall mean: (i) the three year period commencing on the Effective Date (the "**Initial Term**") plus (ii) each one-year renewal period (if any) described below (each, a "**Renewal Term**"). Either Executive or the Company (acting pursuant to a majority vote of its Board of Directors) may elect not to renew this Agreement (i.e., elect not to extend the Initial Term or any Renewal Term) by delivering written notice of non-renewal to the other party no later than three months prior to the end of the Initial Term or any Renewal Term. Delivery of such notice of non-renewal by Executive shall constitute a "quit" for all purposes of this Agreement as of the close of the last day of the Initial Term or Renewal Term, as the case may be. Delivery of such notice of non-renewal by the Company shall constitute a termination of this Agreement by the Company (which termination shall be without Cause for all purposes of this Agreement) as of the close of the last day of the Initial Term or Renewal Term, as the case may be. If no such notice of non-renewal is delivered, and if the Executive's employment has not otherwise been terminated prior to expiration of the Initial Term or Renewal Term, as the case may be, in accordance with the terms of this Agreement, then the Agreement (and hence Executive's employment) will automatically be renewed for successive Renewal Terms under then-existing terms and conditions hereof, and the Term shall be extended by each such Renewal Term.

2. **Duties**. Executive will serve as the Vice-President of Marketing & Public Relation reporting to the CEO of the Company. Executive will have such duties and responsibilities as may from time to time be assigned to Executive by the CEO or the Board of Directors commensurate with Executive's title and position. At the Company's option, the Company will be entitled to reasonable use of Executive's name in promotional, advertising and other materials used in the ordinary course of its business. Executive's offices will be located in Miami, Florida, USA; provided that Executive's duties will include reasonable travel including, but not limited to, travel to offices of the Company and current and prospective customers as is reasonably necessary and appropriate to the performance of Executive's duties.

3. **Full-Time Employment**. Executive's employment will be on a full-time basis provided however, that Executive may manage Executive's personal investments and serve on the Boards of charitable and other organizations so long as such activities do not conflict with, impair or interfere with Executive's performance of his obligations to the Company.

4. **Compensation.**

4.1 Base Salary. The Company will pay Executive an annual base salary of One Hundred Fifty Thousand Dollars (US $135,000) per annum, pro-rated for partial periods. Executive's base salary will be payable as earned at the Company's customary payroll periods in accordance with the Company's customary payroll practices. All sums payable to or by Executive hereunder will be paid in United States dollars and shall be reduced by all federal, state, local and other withholding and similar taxes and payments required to be withheld by the Company by applicable laws. At the end of each applicable year of service, the Executive's salary shall be increased based on the American inflation rate.

4.2 Performance Bonus. The Executive shall be entitled to an annual bonus payable not later than 90 days following each fiscal year of the Company equal to the current year base compensation (commencing with the fiscal year ending December 31, 2007) based upon criteria to be established by the Board of Directors.

Notwithstanding any provision of this Agreement to the contrary, if the employment of Executive is terminated by the Company without Cause, or by Executive for Good Reason, or if Executive becomes disabled or deceased before the end of the fiscal year, the Company shall pay the Executive his annual bonus for such fiscal year on a pro-rata basis determined by multiplying the bonus to which Executive would have been entitled for such fiscal year if his employment had not been terminated by a fraction, the numerator of which is the number of days during such fiscal year that Executive was employed by the Company and the denominator of which is 365.

5. **Options**.

5.1 Grant of Options. On the Effective Date, Executive will be granted options to purchase an aggregate of 500,000 common shares of the Company's capital stock at a price per share equal to US$0.25. Such options will vest, as to 250,000 options, forthwith upon the execution hereof, and as to the balance, in equal pro rata amounts on a quarterly basis over two years from the date hereof. The options shall be exercisable for a period of five (5) years from the date of vesting. Notwithstanding any subsequent issuance of stock and/or stock options and subject to regulatory compliance, the aforementioned options shall not be subject to any dilution in relation to the initial capitalization of the Company as at the date that it is listed on a public stock exchange. For the purpose of clarity, in the event that the Company's initial capitalization is 50 000 000 common shares, then the value of the Executive's shares shall be determined relative to such initial capitalization as if it were fixed.The Executive shall also be entitled to participate in any subsequent issuances of stock options by the Company, subject to regulatory compliance and as determined by the Board of Directors.

5.2 Registration Rights. If at any time any of the Company's existing Shareholders or their transferees register their shares of capital stock in connection with or following a public offering of the Company's capital stock, Executive shall have the right to immediately exercise all options theretofore granted to him under this Section 5 (all of which shall be deemed immediately vested and immediately exercisable) and to join in such registration and register, under the same terms and conditions (which shall include payment by the Company of all usual registration costs other than the registrants' selling expenses or expenses of the registrants' own counsel other than a single counsel appointed by Company to represent all registrants), up to a proportional amount of Executive's capital stock, which proportional amount shall equal the fraction of such capital stock having (i) as its numerator, Executive's total number of shares of capital stock, and (ii) as its denominator, the sum of (A) Executive's total number of shares of capital stock, plus (B) the total number of shares of capital stock of the Company owned by all existing Shareholders and/or their transferees who are participating in such registration. The terms "register" and "registration" shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the United States Securities Act or 1933, as amended, and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

6. Benefits. While Executive is employed hereunder:

(a) Executive will be entitled to all United States federal holidays and to such other leave as the Company generally provides to its employees or as is customary in the United States;

(b) Commencing on the Effective Date, the Company will pay Executive an automobile allowance of US$600 per month and, in addition, will reimburse Executive for the cost of gasoline;

(c) Executive will be entitled to four (4) weeks of paid vacation in each full year of the Term, pro-rated for partial years;

(d) Executive will be entitled to participate in any Section 401(k) plan and health insurance plan maintained by Company, including medical, dental, and life insurance, which shall cover his immediate family (i.e. wife and children under his economic dependency);

(e) The Company will reimburse Executive for all reasonable and necessary business expenses actually incurred by the Executive in connection with Executive's performance of services, provided that such expenses are: (a) incurred in accordance with the policies of the Company, as determined from time to time by the Company; and (b) properly documented and submitted by Executive pursuant to the Company's standard policies and record keeping procedures and

(f) Executive shall be eligible to participate in such other employee benefit plans and programs as may be adopted by the Company from time to time.

7. **Termination.** Notwithstanding the rolling-term nature of this Agreement:

7.1 Without Cause. The Company may elect to terminate Executive's employment at any time without Cause (as defined below) with or without notice (provided that any severance benefits payable to Executive as described below will commence, and the applicable severance benefit period will commence running, on the effective date of termination of Executive's employment), in which case the Company (i) will continue to pay Executive his base salary, at the usual times and in the usual manner, for the longer of (A) the remainder of the Term, or (B) one (1) year after the termination date (such longer period being referred to herein as the "Salary Continuation Period"), and will continue Executive's benefits in effect as of the termination date at the Company's expense for such Salary Continuation Period. If Executive is terminated without cause under this paragraph within one year of the date hereof, the Company shall also pay Executive a relocation allowance to a maximum of US$10,000, for all reasonable expenses actually incurred by the Executive.

7.2 By Quit.

(i) Without Good Reason. Executive may voluntarily terminate his employment ("quit") without Good Reason (as defined below) at any time, without receipt of any compensation, by giving thirty (30) days' prior written notice of such termination to the Company. In the event of any such quit without Good Reason, the Company will have no further obligations to Executive other than unpaid base salary through the date of termination.

(ii) With Good Reason. Executive may terminate his employment for "Good Reason" within thirty days after the occurrence, without the written consent of Executive, of any of the following events that has not been cured within fifteen (15) days after written notice thereof has been given by Executive to the Company:

(A) The assignment to Executive of duties materially inconsistent with his status as Vice-President of Marketing & Public Relation of the Company;

(B) A reduction by the Company of Executive's base salary, or a failure by the Company to pay when due any amounts payable to Executive under this Agreement;

(C) The requirement by the Company that the principal place of performance of Executive's services be at a location other than Miami, FL, USA;

(D) The failure of a successor to the Company to expressly assume and agree to perform Executive's Employment Agreement in accordance with its terms; or

(E) A material breach by the Company of any other material provision of Executive's Employment Agreement.

Executive's continued employment will not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason. A quit by Executive with Good Reason will be deemed a termination of Executive's employment by the Company without Cause.

(G) Company shall be responsible for arranging all necessary immigration documents for Executive to relocate and maintain gainful employment in the United States.

7.3 For Cause. Executive's employment may be terminated by the Company for Cause without the payment of any compensation other than unpaid base salary through the date of termination. For purposes of this Agreement, the Company will have "Cause" to terminate Executive's employment upon Executive's:

(i) Willful and continuing failure to substantially perform his duties (other than such failure resulting from Executive's incapacity due to physical or mental illness or subsequent to a quit by Executive) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties; or;

(iii) Willful misconduct that is demonstrably and materially injurious to the Company or its subsidiaries, whether monetary or otherwise.

Cause will not exist unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the members of the Company's Board of Directors, at a meeting of the Board (after reasonable notice to Executive, which in any event need not exceed ten (10) calendar days, and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith judgment of the Board Executive was guilty of conduct constituting "Cause" and specifying the particulars thereof in detail. For purposes of determining "Cause," an act or failure to act on Executive's part will be considered "willful" only if done or failed to be done by Executive in bad faith.

7.4 By Death or Disability. Executive's employment will terminate automatically in the event that Executive dies or becomes Disabled. Executive will be "Disabled" if Executive is physically or mentally unable to reasonably perform his duties for a period of at least three consecutive months, or for a total of four months in any consecutive six-month period, by reason of illness or disability. The existence or non-existence of a Disability will be determined by the good faith decision of the Company's Board of Directors. In the event of any such termination, the Company will have no further obligations to Executive other than unpaid base salary through the date of termination and except as otherwise set forth herein.

The parties acknowledge that, should either party lawfully give notice of termination in accordance with this Agreement, the Company may, at its sole discretion, elect to pay the Executive his base salary in lieu of such notice after expiration of any cure period, or maintain the employment of the Executive during the notice period, but not require the Executive to attend work, or otherwise provide only part of the services normally provided by the Executive (known as "garden leave"). During any such period of garden leave, Executive will be entitled to the full range of compensation and benefits set forth in this Agreement.

8. **Proprietary Information**. In the course of the Executive's employment with the Company, Executive will acquire and have access to confidential or proprietary information about the Company and/or its customers, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Company and its customers, customer contacts, the marketing and/or creative policies and ideas, advertising campaigns, media plans and budgets, practices, concepts, strategies, and methods of operations, financial or business projections of the Company, and information about or received from customers and other companies with which the Company does business. The foregoing shall be collectively referred to as "**confidential information**". The Executive is aware that the confidential information is not readily available to the public and accordingly, the Executive also agrees that he will not at any time (whether during the Term or after termination of this Agreement), disclose to anyone any confidential information, or utilize such confidential information for his own benefit, or for the benefit of third parties. The Executive agrees that the foregoing restrictions shall apply whether or not any such information is marked "confidential". The term "**confidential information**" does not include information which (i) becomes generally available to the public other than by breach of this provision, (ii) was known to Executive prior to his employment by the Company or (iii) the Executive learns from a third party who is not under an obligation of confidence to the Company or a client of the Company. In the event that the Executive becomes legally required to disclose any confidential information, he will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8 to permit a particular disclosure. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 8 to permit a particular disclosure, the Executive will furnish only that portion of the confidential information which he is legally required to disclose and, at the Company's expense, will cooperate with the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information. Upon termination of employment with the Company, Executive will return to the Company all written confidential information which has been provided to Executive and Executive will destroy all copies of any analyses, records, compilations, studies or other documents prepared by Executive or for Executive's use containing or reflecting any confidential information.

9. **Non-Solicitation of Executives or Consultants**. In addition to, and not in limitation of, the other covenants of Executive set forth in this Agreement, Executive agrees with the Company that, for so long as Executive is employed by Company, and for a period of one (1) year thereafter, Executive will not, either for Executive or for any other person or entity, directly or indirectly, induce or attempt to induce any executive employee of, or full-time consultant to the Company, to terminate such person's or entity's relationship with the Company.

10. **Indemnification; Insurance**. The Company shall indemnify and advance expenses to Executive in the event that he is or is threatened to be made a named defendant or respondent in a proceeding because he is or was an officer and/or director of the Company, to the fullest extent permitted or authorized by the laws of the State of New York as if the Company was a corporation organized under the laws of New York. This indemnification provision shall inure to Executive and in the event of his death shall extend to his legal representatives; but such rights shall not be exclusive of any other rights to which he may be entitled. The Company shall

purchase and maintain insurance including errors' & omissions insurance and Directors and Officers insurance on behalf of Executive and any individual who is or was a director or officer of the Company, against or in respect of any liability asserted against him and incurred by him in such a capacity or arising out of his status as such an individual, whether or not the Company would have the power to indemnify him against that liability under this Agreement or by statute.

11. Miscellaneous

11.1 Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York. Any action or proceeding brought by any party hereto shall be brought only in a state or federal court of competent jurisdiction located in New York and all parties hereto hereby submit to the in personam jurisdiction of such court for purposes of any such action or proceeding and irrevocably agree that such court presents a convenient forum for the resolution of such dispute.

11.2 Remedies. The Company and Executive acknowledge that the services to be provided by Executive are of a special, unique, unusual, extraordinary and intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive hereby consents and agrees that for any material breach or violation by Executive of any of the provisions of Sections 8 or 9 of this Agreement, a restraining order and/or injunction may be issued against Executive, in addition to any other rights and remedies the Company may have, at law or equity, including without limitation the recovery of money damages.

11.3 Amendment; Waiver. This Agreement may be amended, modified or superseded only by an agreement in writing executed by the Company and Executive. The waiver by either party of a breach of any provision of this Agreement shall not be treated as a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind will be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

11.4 Assignment. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may, with the consent of Executive (which shall not be unreasonably withheld or delayed) assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all the business and assets of the Company whether by sale of stock, sale of assets, merger, consolidation or otherwise; provided, that any such assignee assumes all of the Company's obligations hereunder. This Agreement shall be binding upon, and inure to the benefit of, the persons or entities who are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives of the respective parties hereto.

11.5 Entire Agreement. This Agreement, the exhibits hereto, and the other agreements referenced herein constitute the entire and only agreement and understanding between the parties relating to employment of Executive with the Company, and this Agreement supersedes and cancels any and all previous arrangements or understandings between Executive and the Company with respect to Executive's employment.

11.6 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered one business day after it is sent via a reputable national or international overnight courier service, with copy by facsimile and e-mail, or if no such delivery is possible, three business days after it is sent by U.S. certified or registered mail, return receipt requested, with copy by facsimile and e-mail, to the intended recipient at the respective addresses, facsimile numbers, and e-mail addresses set forth below:

Executive: Robert Pelletier
Telephone: 786-853-0175
Facsimile: 786-513-0858
E-mail: rpp@icerocks.com

With a copy to:

The Company:

11.7 Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement.

11.8 Counterparts. This Agreement may be executed by facsimile signature pages and in counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same agreement.

11.9 Legal Representation. Each party has received independent advice with respect to the advisability of executing this Agreement.

11.10 Agreements conditional. The parties covenant that the present agreement and its binding effect shall be conditional and subject to 1) the Company having secured, by private placement, financing in the minimum amount of $3 000 000.00 and a maximum of $4 500 000.00 and, 2) the Company being listed on a public stock exchange. In the event that the aforementioned conditions are not realized or accomplished, then the present agreement shall be null and void, without effect between the parties. Neither party signatory hereto shall have any recourse, of whatsoever nature, against the other in the event of nullity of the present agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this Employment Agreement as of the date first above written.

WATER BANK OF AMERICA INC.	**EXECUTIVE**
[signature]	[signature]
Michel P. Pelletier President	**Robert P. Pelletier**